UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registration [ ]
Filed by a Party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy [ ] Statement[ ]
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12

                                 PHH CORPORATION
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)

                         PENNANT CAPITAL MANAGEMENT, LLC
                         PENNANT OFFSHORE PARTNERS, LTD.
                          PENNANT ONSHORE PARTNERS, LP
                          PENNANT ONSHORE QUALIFIED, LP
                            PENNANT SPINNAKER FUND LP
                            PENNANT WINDWARD FUND, LP
                           PENNANT WINDWARD FUND, LTD.
                                  ALAN FOURNIER
                                 ALLAN Z. LOREN
                              GREGORY J. PARSEGHIAN

                         -------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
     5) Total fee paid:
--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid
--------------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
     3) Filing Party:
--------------------------------------------------------------------------------
     4) Date Filed:
--------------------------------------------------------------------------------

Pennant                            26 Main Street, Suite 203, Chatham, NJ  07928
Capital                                     Phone 973-701-1100, Fax 973-701-9005
Management, LLC

                   VOTE THE GOLD PROXY CARD FOR CHANGE AT PHH

                                                                    June 2, 2009

To Our Fellow PHH Stockholders:

     Next week, at PHH Corporation's 2009 Annual Meeting of Stockholders, we will be able to send a very important message - and two Independent Nominees - to the PHH Board of Directors.

                  CHANGE IS DESPERATELY NEEDED ON THE PHH BOARD

     It is abundantly clear that fresh ideas and strong leadership are desperately needed at PHH. Recently, in defense of its disappointing track record, the PHH Board once again insisted that the company's very survival in today's economic environment is "a real mark of success." Apart from the Board's April 2009 switch of one accounting expert for another, this is the same unambitious Board that last year allowed management to target break-even results for the mortgage production segment. And it is the same Board that was called "tired" last year by its Chairman as a result of efforts in connection with an accounting restatement and the mortgage market downturn.

     It is time for stockholders to elect two new directors with fresh ideas, vital expertise and leadership experience, and the energy to focus on the creation of stockholder value. By electing the Independent Nominees, we can unambiguously deliver the message that merely surviving in today's economic environment is not "a real mark of success" and is not even close to enough. We urge you to vote on the GOLD proxy card for the two Independent Nominees - Allan Loren and Greg Parseghian.

                        DON'T BELIEVE MANAGEMENT'S CLAIMS
                           THAT PHH IS PERFORMING WELL

     o    Q1 `09  Results  Do Not  Change  Management's  Track  Record  of  Poor
          Performance

          Management points to "encouraging first quarter 2009 results" as a sign of its "solid track record." What management fails to say, however, is that this quarterly profit of only $2 million, or $.04 per share, is PHH's first quarterly profit in the last fourteen quarters.

          Looking more closely at these results, it is clear that management could have controlled what went wrong in the quarter and had no control over what went right. Instead of taking credit for finally earning a paltry quarterly profit, management should be blaming itself for poor mortgage servicing results and celebrating its luck at strong mortgage production results.

                PHH Reported Segment Profit ($ in millions)

                --------------------------------- --------------------
                                                        1Q 2009
                --------------------------------- --------------------
                Mortgage Production                      $113
                --------------------------------- --------------------
                Mortgage Servicing                      $(118)
                --------------------------------- --------------------
                Fleet Management                          $7
                --------------------------------- --------------------

          While management explains away the huge mortgage servicing loss as the result of interest rate changes beyond its control, management had previously made the conscious decision to eliminate its MSR hedging strategy, which is common in the industry and should have substantially offset the $118 million loss.

          And the strong mortgage productions results are directly attributable to the industry-wide refinancing boom that has been fueled by historically low interest rates that are, indeed, beyond management's control. Once that boom is over, where will that leave PHH? Does the PHH Board believe stockholders are naive enough to fall for this?

     o    Don't Read Too Much Into Today's Stock Price

          While the PHH stock price has increased significantly from its low point last November, the stock still trades below its price one year ago. We seriously question whether the run-up is attributable to the leadership, performance and credibility of the incumbent Board.
          Rather, we think there are much better explanations, such as the industry-wide refinancing boom that has emerged from massive government intervention in the financial markets.

          We believe that without significant change at PHH, the company's stock could end up trading largely as a proxy for refinancing activity, and at a sustained discount to tangible net book value. Today, the stock closed at 75% of tangible net book value. Since PHH marks substantially all of its assets to market or fair value, we believe that tangible net book value represents a reasonable proxy for runoff value and that the market is saying, in effect, that PHH is worth more "dead than alive." Is this "a real mark of success" of the incumbent Board?

     o    Don't Be Fooled by Management's Comparison Companies

          In a recent presentation, PHH compared its stock performance with that of handpicked "comparable companies." Not surprisingly, over the year ended May 20, 2009, PHH's stock had fallen less than the shares of these companies. While management might find this convincing and comforting given PHH's weak operational performance, once again management is comparing PHH to companies that are not comparable - banks and financial institutions that, unlike PHH, are balance sheet lenders and originate mortgage loans to hold for investment.

                       WHY YOU SHOULD VOTE FOR CHANGE NOW

     In our prior communications to you, we have addressed in detail the many significant failures of PHH's management and Board that impel us to seek change in two of the seven PHH Board seats. In this last week before the 2009 Annual Meeting, while you consider how you will cast your critical votes, we urge you to consider why Board change is so important now:

     o    The Clock Is Ticking

          In approximately 18 months, PHH's unsecured credit facility - with nearly $1 billion drawn at March 31, 2009 - will come due. Given the recent declines in PHH Fleet's profitability and the lack of sustained profitability at PHH Mortgage in recent years, lenders may question the Company's prospects for long-term sustained profitability, and that may affect its ability to refinance the credit facility on commercially acceptable terms.

     o    Funding Concerns

          According to a June 1, 2009 RiskMetrics Group report, the company is exploring taking actions to increase funding available to its mortgage and fleet services operations, such as forming or acquiring a bank, enrolling in the Federal Reserve's TALF program, and issuing debt and equity offerings. We think stockholders should be seriously concerned about potential dilution and other possibly adverse consequences of some of these avenues being explored by management.

     o    A Fresh Approach Is Needed

          At a minimum, the Board must position PHH for success by (1) building a more flexible cost structure targeted for profitability in all environments, (2) establishing compensation arrangements that base management incentives on factors that are within management's control,
          (3) fully evaluating the profitability of each existing and potential client contract, with a view toward profitable growth, and (4) communicating with stockholders, markets, customers, creditors and ratings agencies in a productive manner, including understanding and publicly articulating the normalized earnings power of the company and not comparing the company to failed and failing balance sheet lenders that it should not and does not remotely resemble.

     o    The Current Board Lacks Important Experience and Expertise

          Non-management directors play an extremely important role in evaluating, guiding and serving as a sounding board for a company's CEO and management. If independent directors are not experienced and knowledgeable, management might as well be operating without supervision.

          Surprisingly, only one non-management director seems to have had any specific business background in the mortgage industry. We believe the Board's response to this lack of expertise - hiring an outside consultant who owes his job to management and the Board - is a poor substitute for having more Board members who are expert in such an important part of the company's business.

     o The Independent Nominees Fill Important Gaps in the Experience and Expertise of the Board

          Greg Parseghian has a deep understanding of all aspects of the mortgage industry, including the production and servicing segments in which the Company operates, as well as the secondary markets for mortgage loans. Given our belief that significant changes need to be made at PHH Mortgage in order to achieve profitability in all market environments, we think it is extremely important at this juncture to have an expert of Greg's stature sitting at the Board table when these changes are discussed and acted on. In particular, we believe that Greg's background as Chief Investment Officer of Freddie Mac will enable him to make valuable contributions to the Company's efforts to manage its mortgage servicing rights, which have resulted in significant losses in recent quarters.

          Allan Loren currently serves as an Executive Coach to CEOs and served as both Chairman and Chief Executive Officer of Dun & Bradstreet, where he was instrumental in refocusing D&B's business and creating and implementing its "Blueprint for Growth" strategy. During his five years leading that company, Allan grew D&B's earnings per share from $1.71 to $2.98, increased free cash flow from $164 million to $239 million per year, and produced a total stockholder return of 378%. Having served for five years as CEO of a well-known public company that successfully underwent a turnaround during his tenure, we believe that Allan's experience will be invaluable for PHH as it seeks to change to meet the challenges it faces. In particular, Allan's experience in turning around D&B positions him to provide valuable input into efforts to cut costs and build a more flexible cost structure at PHH. Allan also brings to the table an incredible diversity of business experience as a former member of senior management, in a variety of key positions, at American Express Company, Galileo International, Apple Computer and Cigna.

          As long-term holders of PHH common stock, owning 9.94% of the voting shares outstanding, our interests are directly aligned with those of our fellow stockholders. Neither of the Independent Nominees has had in the past any financial or compensatory business or other relationship with us, and we do not intend to establish any such relationship with either of the Independent Nominees if they are elected to the Board.

     o    Don't Be Deterred By Management's Scare Tactics

          Management protests that by voting for the Independent Nominees you will be removing from the Board CEO Terry Edwards and Chairman "Buzzy" Krongard, whom they characterize as critically important to the Board's continued leadership and stewardship functions. To the contrary, we believe that Messrs. Edwards and Krongard bear significant responsibility for a number of the self-inflicted problems facing the company, and we have lost confidence in their ability to effectively and expeditiously handle future challenges and opportunities. While we are seeking to remove Terry Edwards from the Board, we are not seeking to remove him as PHH's corporate CEO. And even if Mr. Edwards were to leave his position as corporate CEO, the company would still have strong and capable senior managers at its operating units - George Kilroy, who is President and CEO of PHH Fleet, and Mark Danahy, who is President and CEO of PHH Mortgage.

          By asking you to vote the GOLD proxy card, we are not asking you to hand over control of PHH. We are only asking that you elect two new directors to a seven-member Board in order to bring fresh ideas and leadership qualities to PHH and so that ALL stockholders will be represented by at least two independent directors who have been nominated by stockholders for the express purpose of enhancing stockholder value and who in no way are beholden to management.

                 VOTE THE GOLD PROXY CARD TO BRING FRESH VOICES
                        AND FRESH IDEAS TO THE PHH BOARD

     If you have any questions, or need assistance voting your GOLD proxy card, please contact MacKenzie Partners, Inc., which is assisting us in this solicitation, at (800) 322-2885 (toll-free) or (212) 929-5500 (call collect) or by email at proxy@mackenziepartners.com. You may also be able to vote by telephone or internet by following the instructions on the enclosed voting form.

                           On behalf of Pennant Capital Management, LLC,

                           Sincerely,

                           /s/ Alan Fournier

                           Alan Fournier
                           Managing Member


--------------------------------------------------------------------------------


If you have questions or need assistance voting the GOLD proxy card please contact:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                           proxy@mackenziepartners.com
                          Call Collect: (212) 929-5500
                                       or
                            Toll-Free (800) 322-2885

--------------------------------------------------------------------------------